UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 30, 2012

HECKMANN CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33816	26-0287117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Cherrington Parkway, Suite 200, Coraopolis, Pennsylvania	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(412) 329-7275

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Amendment of Credit Agreement

On November 30, 2012, Heckmann Corporation (the “Company”), entered into a Master Assignment, Agreement, Amendment No. 1 and Waiver to Credit Agreement (the “Amendment”), which amends its existing senior secured revolving Credit Agreement, dated as of April 10, 2012 (the “Credit Agreement” and, as amended by the Amendment, the “Amended Credit Agreement”), among the Company, the subsidiaries of the Company party thereto (the “Guarantors”), Wells Fargo Bank, National Association, as administrative agent, issuing lender and swing line lender, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Citizens, N.A., Fifth Third Bank and U.S. Bank National Association, as joint lead arrangers, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Citizens, N.A., as joint bookrunners, Bank of America, N.A. and Citizens Bank Of Pennsylvania, as co-syndication agents, Fifth Third Bank and U.S. Bank National Association, as co-documentation agents, and certain other lenders party thereto. Pursuant to the Amendment, the revolving commitment is increased from $150.0 million under the Credit Agreement to $325.0 million under the Amended Credit Agreement. Accordingly, together with the uncommitted “accordion” feature under the Credit Agreement (which was not affected by the Amendment), which permits the Company under certain circumstances to increase borrowings under the revolving credit facility by up to an additional $100.0 million, the Amended Credit Agreement provides for total maximum potential borrowings of $425.0 million.

The applicable margins related to borrowings under the Credit Agreement were amended by the Amendment such that interest accrues on amounts outstanding under the Amended Credit Agreement at floating rates equal to either (at the option of the Company): (x) a base rate (equal to the higher of the Federal Funds Rate as published by the Federal Reserve Bank of New York plus  1/2 of 1.00%, the prime commercial lending rate of the administrative agent under the Credit Agreement, and monthly LIBOR plus 1.00%), plus a margin of between 1.50% and 2.75% based on a ratio of the Company’s total debt to EBITDA or (y) LIBOR plus 2.50% to 3.75% based on a ratio of the Company’s total debt to EBITDA, in each case calculated in accordance with the Amended Credit Agreement. The Amendment also increased the amount available under the swing-line facility from $15.0 million to $30.0 million and the amount available for letters of credit from $10.0 million to $20.0 million, and extended the maturity of the Credit Agreement from April 10, 2017, to November 30, 2017.

The Company used borrowings under the Amended Credit Agreement to pay off certain outstanding indebtedness of Badlands Power Fuels, LLC (“Target”) and to pay fees and expenses in connection with the merger (the “Merger”) on November 30, 2012, of Target with and into a wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub continuing as the surviving entity under the name Badlands Power Fuels, LLC (“Power Fuels”). The Company may also use proceeds from borrowings under the Amended Credit Agreement for: (i) working capital, capital expenditures and general corporate purposes; (ii) to refinance existing indebtedness; (iii) to finance permitted acquisitions and to pay fees, costs and expenses in connection therewith, whether or not consummated; and/or (iv) to pay transaction fees, costs and expenses related to the Amended Credit Agreement.

The above description of the Amendment is not complete and is qualified in its entirety by the full text of the Amendment and the Credit Agreement, copies of which are filed or incorporated by reference as Exhibits 10.1 and 10.1A, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Supplemental Indentures and Joinder to Registration Rights Agreement

On November 30, 2012, in connection with the completion of the Merger, Rough Rider Escrow, Inc. (“Escrow”), a wholly-owned subsidiary of the Company and the issuer of $150.0 million aggregate principal amount of 9.875% Senior Notes due 2018 (the “Stage I Notes”), was merged with and into the Company. Pursuant to the First Supplemental Indenture, dated as of November 30, 2012 (the “First Supplemental Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Stage I Trustee”), to the Indenture, dated as of November 5, 2012 (the “Stage I Indenture”), between Escrow and the Stage I Trustee relating to the Stage I Notes, the Company assumed all of the obligations of Escrow under the Stage I Indenture and the Stage I Notes.

Also in connection with the completion of the Merger on November 30, 2012, Power Fuels and its subsidiaries executed the Third Supplemental Indenture, dated as of November 30, 2012 (the “Third Supplemental Indenture”) to the Indenture, dated as of April 10, 2012, as amended by the First Supplemental Indenture, dated as of April 10, 2012, and the Second Supplemental Indenture, dated as of September 19, 2012 (as amended, the “Existing Heckmann Indenture”), among the Company, the subsidiaries of the Company party thereto as guarantors, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Pursuant to the Third Supplemental Indenture, Power Fuels and each of its subsidiaries also became guarantors of the $250.0 million aggregate principal amount of 9.875% Senior Notes due 2018 issued under the Existing Heckmann Indenture.

In accordance with the provisions of the Stage I Indenture, on November 30, 2012, the Company initiated a mandatory redemption of the Stage I Notes, which were redeemed effective December 5, 2012, for a like principal amount of the Company’s 9.875% Senior Notes due 2018 (the “Stage II Notes”) issued under the Existing Heckmann Indenture. Upon consummation of the redemption and exchange, the Stage I Notes were cancelled.

Contemporaneously with the completion of the Merger on November 30, 2012, Power Fuels and each of its subsidiaries executed a Joinder Agreement (the “Joinder”) to the Registration Rights Agreement relating to the Stage II Notes, dated as of November 5, 2012, among the Company, the subsidiaries of the Company party thereto, and Jefferies & Company, Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, as the representatives of the initial purchasers of the Stage I Notes.

The above descriptions of the First Supplemental Indenture, the Third Supplemental Indenture and the Joinder are not complete and are qualified in their entirety by the full text thereof, copies of which are filed as Exhibits 4.1A, 4.2C and 4.3A, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Stockholder’s Agreement

On November 30, 2012, the Company and Mark D. Johnsrud entered into a Stockholder’s Agreement. Pursuant to the Stockholder’s Agreement, Mr. Johnsrud is entitled, subject to certain conditions, to designate up to two individuals to serve on the Company’s Board of Directors (the “Board”). On November 30, 2012, the Company increased the size of the Board from eight to nine directors and appointed Mr. Johnsrud, who had designated himself as his first Board designee, to serve on the Board as a Class II director subject to reelection at the annual meeting of stockholders of the Company to be held in 2015. Subject to certain conditions, Mr. Johnsrud will have the right during the two-year period following the closing of the Merger to designate a second individual to serve on the Board. If Mr. Johnsrud designates a second individual to serve on the Board within that period, he will continue to be entitled to designate a second individual to serve on the Board until such time as his beneficial ownership in the Company has been reduced below 20% of the then-outstanding voting shares of the Company. He shall continue to be entitled to designate the first designee, currently himself, until such time as his beneficial ownership in the Company has been reduced below 10% of the then-outstanding voting shares of the Company. If Mr. Johnsrud materially breaches the Stockholder’s Agreement, which breach is not cured within 15 business days of receipt of written notice from the Company of such breach, the Company may terminate his right to make any such Board designations. Pursuant to the Stockholder’s Agreement, Mr. Johnsrud must, and must cause his representatives and controlled affiliates to, refrain from using material non-public information obtained at any meetings of the Board or any committee thereof in a manner prohibited by applicable law, including trading in the Company’s securities while in possession of such material non-public information to the extent such trading would violate applicable law.

Under the terms of the Stockholder’s Agreement, Mr. Johnsrud is subject to customary standstill restrictions until the earlier of two years following the closing of the Merger and the date that his employment as the Company’s Chief Executive Officer is terminated without “Cause” or for “Good Reason” (each as defined in the Johnsrud Employment Agreement (as defined in Item 5.02 below)). The standstill restrictions generally prevent Mr. Johnsrud from (i) acquiring any new voting securities of the Company and (ii) taking a number of actions that might result in his exerting influence or control over the Company including without limitation participating in any effort acquire the Company or any of its subsidiaries or participating in any hostile tender offer.

For a period of two years from the date of the Stockholder’s Agreement, and thereafter for so long as he beneficially owns voting securities representing at least 5% of the outstanding voting securities of the Company and is the Company’s Chief Executive Officer, Mr. Johnsrud must vote all securities owned by him in accordance with the recommendation of the Board or management of the Company with respect to any business or proposal on which the Company’s stockholders are entitled to vote.

For a period of two years from the date of the Stockholder’s Agreement, subject to certain limited exceptions, Mr. Johnsrud may not transfer any of the shares of Company common stock received by him in connection with the Merger without the prior written consent of the Company, except that beginning on the 12-month anniversary of the closing the Merger, he is permitted to transfer up to 2% of such shares pursuant to a plan complying with Rule 10b5-1 under the United States Securities Act of 1933, as amended (the “Securities Act”). Thereafter, subject to certain restrictions, Mr. Johnsrud may transfer such shares without the Company’s consent.

The Stockholder’s Agreement also provides for certain demand and piggy-back resale registration rights related to Mr. Johnsrud’s shares of Company common stock. The Company has agreed to indemnify Mr. Johnsrud with respect to claims relating to any untrue statement or omission of a material fact in any offering or sale of shares unless such statement or omission is made in reliance upon and in conformity with information furnished by Mr. Johnsrud in writing for use in such offering or sale, for which Mr. Johnsrud has agreed to indemnify the Company.

The Stockholder’s Agreement will terminate upon the earlier of (a) the later of the seventh anniversary of the closing of the Merger and the date that is three years after the first date on which Mr. Johnsrud ceases to own at least 5% of the then-outstanding voting securities of the Company and (b) a change of control with respect to the Company pursuant to which all voting shares of the Company are exchanged for cash consideration. In the event of a change of control in which the consideration is other than cash and the Company is not the surviving entity, the Stockholder’s Agreement requires that provision be made for the successor and/or assigns of the Company to honor the registration rights provisions of the Stockholder’s Agreement while all other provisions of the Stockholder’s Agreement will terminate.

The above description of the Stockholder’s Agreement is not complete and is qualified in its entirety by the full text thereof, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 30, 2012, the Company consummated the Merger and the related transactions contemplated by the Agreement and Plan of Merger, dated as of September 3, 2012 (the “Merger Agreement”), by and among the Company, Merger Sub, Target and Mr. Johnsrud, the sole member of Target, as previously reported by the Company in a Current Report on Form 8-K filed with the SEC on September 4, 2012. A copy of the Merger Agreement and the related Side Letter thereto, dated November 29, 2012 (the “Side Letter”), are included or incorporated by reference as Exhibits 2.1 and 2.1A, respectively, to this Current Report on Form 8-K. Pursuant to the Merger Agreement, Target was merged with and into Merger Sub, with Merger Sub continuing as the surviving company under the name “Bandlands Power Fuels, LLC” (referred to herein as Power Fuels), for consideration consisting of $125.0 million in cash and 95.0 million unregistered, privately placed shares of the Company’s common stock, of which 10.0 million shares are being held in escrow for up to three years to pay certain potential indemnity claims, as described in Item 3.02 of this Form 8-K. In addition, in connection with the closing of the Merger, the Company repaid all of the outstanding indebtedness of Target with borrowings under the Amended Credit Agreement.

In connection with the consummation of the Merger, in accordance with the Stage I Indenture and the Security and Escrow Agreement, dated as of November 5, 2012 (the “Escrow Agreement”), the net proceeds of the Stage I Notes offering and the additional amounts held in escrow pursuant to the Escrow Agreement were released to the Company and applied to pay the Merger consideration, including certain outstanding indebtedness of Target, and related fees and expenses. As described in Item 1.01 above, Escrow was then merged with and into the Company, and the Company assumed all of the obligations of Escrow under the Stage I Indenture and the Stage I Notes. In accordance with the Stage I Indenture, on December 5, 2012, the Stage I Notes were redeemed in full in exchange for a like principal amount of Stage II Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Amendment of Credit Agreement” and “Supplemental Indentures and Joinder to Registration Rights Agreement” in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

In connection with the closing of the Merger, the Company issued 95.0 million shares of its common stock (the “Shares”) to Mr. Johnsrud, 10.0 million of which Shares are being held in escrow for up to three years to satisfy certain potential indemnification claims of the Company against Mr. Johnsrud under the Merger Agreement. The Shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) of the Securities Act. The Company made this determination based on the representations of Mr. Johnsrud, which included, in pertinent part, that he acquired the Shares for his own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, and that he agreed not to sell or otherwise transfer the Shares unless they are registered under the Securities Act and any applicable state securities laws or an exemption or exemptions from such registration are available. Pursuant to the Stockholder’s Agreement, the Company is required, under certain circumstances, to file a registration statement relating to a sale of the Shares.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Mark D. Johnsrud as Chief Executive Officer and a Vice Chairman of the Board of the Company

On November 30, 2012, concurrent with the consummation of the Merger, and in accordance with the Merger Agreement and the Stockholder’s Agreement, the Board was increased from eight to nine members andMr. Johnsrud was appointed to fill the vacancy as a director and Vice Chairman of the Board. In addition, in accordance with the Merger Agreement, the Company appointed Mr. Johnsrud to the position of Chief Executive Officer of the Company effective upon the closing of the Merger.

Prior to joining the Company, Mr. Johnsrud, age 53, was the sole owner and served as the Chief Executive Officer of Target (now, upon completion of the Merger, the Company’s wholly-owned Power Fuels subsidiary). Prior to acquiring Target, Mr. Johnsrud held senior executive positions with several financial services firms, most recently as a Managing Director and Senior Vice President at Bank of America. Mr. Johnsrud holds an M.S. degree in economics from Texas A&M University and is a member of the board of directors and the Executive Committee of the North Dakota Petroleum Council.

Other than the Merger Agreement and the Stockholder’s Agreement, there are no arrangements or understandings by which Mr. Johnsrud was named Chief Executive Officer of the Company or a director or a Vice Chairman of the Board.

In addition to the Stockholder’s Agreement and the Merger Agreement, the Side Letter provides that three salt water disposal wells owned directly by Mr. Johnsrud and not by Target, but constituting a portion of the assets subject to the Merger, will be leased by Mr. Johnsrud to the Company for a 99-year term, to be memorialized in a written lease or leases on or prior to December 6, 2012. Merger Sub (now Power Fuels) shall have a right of first refusal in favor of it in the event that Mr. Johnsrud offers to sell or otherwise assign or transfer any of his rights, title or interest in these additional salt water disposal wells.

Beginning in 2011, Target began constructing fixed housing units to be offered to its employees for rental. In May 2012, these assets were transferred from Target’s wholly-owned subsidiary Badlands Development, LLC (“Development I”) to Badlands Development II, LLC (“Development II”), which is 100% owned by Mr. Johnsrud and was not part of the Merger. Thereafter, in connection with the recapitalization of Development II, Development II issued a promissory note (the “Note”) to Target, the outstanding principal balance of which was paid in full by Development II to Target prior to the closing of the Merger. In addition, prior to the closing of the Merger, Target transferred its membership interest in Development I to Mr. Johnsrud.

The housing units and mobile homes that Development II owns and operates were made available for rent or purchase to Target’s employees and other personnel prior to the Merger, and are expected to continue to be made available post-Merger to Power Fuels’ employees and other personnel at market rates. As an accommodation to its employees, Power Fuels anticipates that it will continue the practice of withholding the amount of rent due each month from the pay checks of the drivers and other personnel who rent such housing units and paying such amounts directly to Development II.

Badlands Leasing, LLC, a wholly-owned subsidiary of Power Fuels, owns two aircraft, which are made available to Power Fuels’ executives (and post-Merger will be made available to the Company’s executives) primarily for business purposes.

Beginning in 2010, Target (now Power Fuels) began purchasing water from Garden Valley Water Depot, which is a sole proprietorship owned by Mr. Johnsrud. During the year ended December 31, 2011, it purchased approximately $2.75 million of water from Garden Valley Water Depot and during the nine months ended September 30, 2012, it purchased approximately $2.13 million of water from Garden Valley Water Depot.

Other than the foregoing, neither the Company nor any of its subsidiaries was involved in any transactions, and there are no currently proposed transactions, with Mr. Johnsrud or his immediate family that are reportable pursuant to Item 404(a) of Regulation S-K.

Resignation of Richard J. Heckmann as Chief Executive Officer and Appointment as Executive Chairman of the Company

On November 30, 2012, in connection with the closing of the Merger and pursuant to the terms of the Merger Agreement, Richard J. Heckmann resigned from his position as Chief Executive Officer of the Company and was appointed as Executive Chairman of the Board. Other than the Merger Agreement, there are no arrangements or understandings by which Mr. Heckmann resigned from his position as Chief Exectutive Officer or was named Executive Chairman.

Stockholder’s Agreement

On November 30, 2012, the Company and Mr. Johnsrud also entered into the Stockholder’s Agreement. The information set forth under “Stockholder’s Agreement” in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference in this Item 2.03.

Executive Employment Agreements

In connection with Mr. Johnsrud’s appointment as Chief Executive Officer and Mr. Heckmann’s appointment as Executive Chairman (Mr. Johnsrud and Mr. Heckmann being referred to herein as the “Executives”), the Company entered into an Executive Employment Agreement (the “Employment Agreements”) with each Executive, dated as of November 30, 2012.

Under the Employment Agreements, the term of each Executive’s employment is for three years and is automatically renewed for one-year periods thereafter, unless notice is given by one party to the other no later than 30 days prior to the expiration of the then-current term. Mr. Johnsrud’s annual base salary as Chief Executive Officer, and Mr. Heckmann’s annual base salary as Executive Chairman, will be $700,000, which will be periodically reviewed by the Compensation Committee (the “Compensation Committee”) of the Board. In addition, the Executive will be eligible to participate in the employee benefit programs made available to the Company’s senior executives, including performance-based annual bonuses based on criteria to be determined by the Compensation Committee, subject to the terms and conditions of the plans. The Executive will be eligible to participate in the Company’s equity-based compensation program at the discretion of the Compensation Committee.

If the Executive’s employment is terminated by the Company without “cause,” or due to his death or “disability,” or if the Executive resigns for “good reason” (in each case as such terms are defined in the applicable Employment Agreement), and if the Executive (or his estate) executes and delivers an effective release of all claims against the Company, the Executive will be entitled to receive various severance benefits. In addition to payment of his compensation earned through the final day of his employment, the Executive would become entitled to installment payments over a period of 12 months in an aggregate amount equal to his highest annual base salary in the most recent 12 months, payment of a pro-rata portion of the annual performance-based bonus that he otherwise would have earned had his employment continued through the end of the then-current bonus period, and Company-paid premiums for COBRA continuation coverage under the Company’s group health care plan for up to 12 months. Additionally, all outstanding equity awards previously granted to the Executive will fully vest, effective as of his final day of employment, excluding any equity awards with performance-based vesting criteria that are intended to qualify as “performance-based compensation” under Section 162(m) of the United States Internal Revenue Code.

If the Company undergoes a “change of control” (as defined in the applicable Employment Agreement) while the Executive remains an employee of the Company, and his outstanding equity awards are not assumed or continued by the successor entity or its parent, and the successor entity or its parent does not substitute substantially equivalent equity awards with regard to its stock, then to the extent that the Company does not cancel such outstanding awards in the change of control transaction for payment with respect to each vested and unvested share underlying the awards, such outstanding awards will fully vest immediately prior to the change of control.

If upon or within one year after a change of control the Executive’s employment is terminated by the Company (or the successor entity) without cause or the Executive resigns for good reason, and if the Executive executes and delivers an effective release of all claims against the Company, then he will be entitled to severance benefits equal to (i) two and nine-tenths times the greater of his annual base salary in effect at the time of termination or immediately prior to the change of control and (ii) two and nine-tenths times the annual performance-based bonus which was payable to him for the year immediately preceding the year in which the change of control occurs. These amounts will be paid in a single lump sum; provided, however, that these amounts may, alternatively, be paid in equal installments over a period of 12 months due to the application of certain tax regulations. The Executive will also be entitled to Company-paid premiums for COBRA continuation coverage under the Company’s group health care plan and, following cessation of COBRA benefits, under an individual health care plan, for an aggregate period of up to 24 months. In addition, all outstanding equity awards previously granted to the Executive will fully vest, effective as of his final day of employment.

Notwithstanding the foregoing, to the extent that the payment and benefits provided to the Executive in connection with a change in control would be subject to an excise tax due to characterization as “excess parachute payments” under Section 280G of the United States Internal Revenue Code, then the amounts payable to him will be reduced to the least extent possible to avoid the excise tax. In addition, to the extent that applicable law requires that the Executive’s severance benefits (or portion thereof) payable upon his separation from service be delayed for six months, any such payments that would otherwise have been paid during that period will be accumulated and paid on the first day of the seventh month after his termination date (or the date of his death, if earlier).

If at any time the Executive’s employment is terminated by the Company for cause, or if the Executive terminates his employment without good reason, he will not be entitled to any severance payments or other severance benefits.

Under the Employment Agreements, each Executive agrees to hold the Company’s confidential business information and secrets in the strictest confidence. In addition, he agrees to several restrictive covenants for a three-year period following the termination of his employment, including non-competition with the Company and non-solicitation of the Company’s employees and customers.

The above descriptions of the Merger Agreement, the Side Letter, the Stockholder’s Agreement and the Employment Agreements are not complete and are qualified in their entirety by the full text thereof, which are attached hereto or incorporated by reference herein as Exhibits 2.1, 2.1A, 10.2, 10.3 (with respect to Mr. Heckmann’s Employment Agreement) and 10.4 (with respect to Mr. Johnsrud’s Employment Agreement), respectively, and incorporated by reference in this Item 5.02.

Item 8.01	Other Events.

Completion of Exchange Redemption

In accordance with the provisions of the Stage I Indenture, on December 5, 2012, the Company completed the mandatory redemption of the Stage I Notes, pursuant to which all $150.0 million aggregate principal amount of the Stage I Notes were exchanged for a like principal amount of Stage II Notes issued under the Existing Heckmann Indenture. Upon consummation of the redemption and exchange, the Stage I Notes were cancelled. The Stage II Notes constitute an additional issuance of the Company’s 9.875% Senior Notes due 2018 issued pursuant to the Existing Heckmann Indenture on April 10, 2012. The Company has agreed pursuant to the Registration Rights Agreement to file a registration statement pursuant to which it will either offer to exchange the Stage II Notes for substantially similar notes that are registered under the Securities Act or, in certain circumstances, register the resale of the Stage II Notes.

Forward Looking Statements

The information contained in this Current Report on Form 8-K and the exhibits attached hereto contains “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are discussed in the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2011, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Do not rely on any forward-looking statement, as the Company cannot predict or control many of the factors that ultimately may affect its ability to achieve the results estimated. The Company makes no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

Audited consolidated balance sheets of Target for each of the three years for the period ending December 31, 2011 and the audited consolidated statements of income, member’s equity and cash flows of Target for each of the three years for the period ending December 31, 2011, and the notes related thereto, and unaudited consolidated balance sheets of Target for the nine months ending September 30, 2012, and the unaudited consolidated statements of income, member’s equity and cash flows of Target for the nine months ending September 30, 2012, and the notes related thereto, are included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

(b) Financial Statements of Business Acquired

The pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of September 3, 2012, by and among Target, Mr. Johnsrud, the sole member of Target, the Company and Merger Sub (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 4, 2012).

2.1A*	Side Letter, dated November 29, 2012, among the Company, Merger Sub, Target and Mr. Johnsrud.

4.1	Indenture, dated as of November 5, 2012, between Escrow and the Stage I Trustee, including forms of the Stage I Notes (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2012).

4.1A*	First Supplemental Indenture, dated as of November 30, 2012, between the Company and the Stage I Trustee.

4.2	Indenture, dated as of April 10, 2012, among the Company, the Guarantors party thereto and the Trustee, including forms of the 9.875% Senior Notes due 2018 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2012).

4.2A	First Supplemental Indenture, dated as of April 10, 2012, among the Company, the Guarantors party thereto and the Trustee (incorporated herein by reference to Exhibit 4.1A to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2012).

4.2B	Second Supplemental Indenture, dated as of September 19, 2012, among the Company, the Guarantors party thereto and the Trustee (incorporated herein by reference to Exhibit 4.1B to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2012).

4.2C*	Third Supplemental Indenture, dated as of November 30, 2012, among the Company, the Guarantors party thereto and the Trustee.

4.3	Registration Rights Agreement, dated as of November 5, 2012, among Heckmann Corporation, the Guarantors named therein, and Jefferies & Company, Inc., Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, as Representatives of the various Initial Purchasers named therein (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2012).

4.3A*	Joinder Agreement to the Registration Rights Agreement executed by Power Fuels and its subsidiaries, dated as of November 30, 2012.

10.1	Credit Agreement, dated as of April 10, 2012, among the Company, as borrower, the Guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swing line lender, and Wells Fargo Securities, LLC and Regions Capital Markets, as joint lead arrangers and joint bookrunners (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2012).

10.1A*	Master Assignment, Agreement, Amendment No. 1 and Waiver to Credit Agreement, dated as of November 30, 2012, among the Company, as borrower, the Guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swing line lender, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Citizens, N.A., Fifth Third Bank and U.S. Bank National Association, as joint lead arrangers, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Citizens, N.A., as joint bookrunners, Bank of America, N.A. and Citizens Bank Of Pennsylvania, as co-syndication agents, Fifth Third Bank and U.S. Bank National Association, as co-documentation agents, and certain other lenders party thereto.

10.2*	Stockholder’s Agreement, dated as of November 30, 2012, between the Company and Mr. Johnsrud.

10.3*+	Executive Employment Agreement, dated as of November 30, 2012, between the Company and Mr. Heckmann.

10.4*+	Executive Employment Agreement, dated as of November 30, 2012, between the Company and Mr. Johnsrud.

23.1*	Consent of Hein & Associates LLP

23.2*	Consent of Brady, Martz & Associates, P.C.

99.1*	Audited consolidated balance sheets of Target for each of the three years for the period ending December 31, 2011, and the audited consolidated statements of income, member’s equity and cash flows of Target for each of the three years for the period ending December 31, 2011, and the notes related thereto, and unaudited consolidated balance sheets of Target for the nine months ending September 30, 2012, and the unaudited consolidated statements of income, member’s equity and cash flows of Target for the nine month period ending September 30, 2012, and the notes related thereto.

*	Filed herewith.
+	Compensatory plan, contract or arrangement in which directors or executive officers may participate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HECKMANN CORPORATION

Date: December 6, 2012	By:	/s/ Damian C. Georgino
Damian C. Georgino
Executive Vice President, Corporate Development and Chief Legal Officer

EXHIBIT INDEX

Number	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of September 3, 2012, by and among Target, Mr. Johnsrud, the sole member of Target, the Company and Merger Sub (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 4, 2012).

2.1A*	Side Letter, dated November 29, 2012, among the Company, Merger Sub, Target and Mr. Johnsrud.

4.1	Indenture, dated as of November 5, 2012, between Escrow and the Stage I Trustee, including forms of the Stage I Notes (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2012).

4.1A*	First Supplemental Indenture, dated as of November 30, 2012, between the Company and the Stage I Trustee.

4.2	Indenture, dated as of April 10, 2012, among the Company, the Guarantors party thereto and the Trustee, including forms of the 9.875% Senior Notes due 2018 (incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2012).

4.2A	First Supplemental Indenture, dated as of April 10, 2012, among the Company, the Guarantors party thereto and the Trustee (incorporated herein by reference to Exhibit 4.1A to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2012).

4.2B	Second Supplemental Indenture, dated as of September 19, 2012, among the Company, the Guarantors party thereto and the Trustee (incorporated herein by reference to Exhibit 4.1B to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2012).

4.2C*	Third Supplemental Indenture, dated as of November 30, 2012, among the Company, the Guarantors party thereto and the Trustee.

4.3	Registration Rights Agreement, dated as of November 5, 2012, among Heckmann Corporation, the Guarantors named therein, and Jefferies & Company, Inc., Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, as Representatives of the various Initial Purchasers named therein (incorporated herein by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 6, 2012).

4.3A*	Joinder Agreement to the Registration Rights Agreement executed by Power Fuels and its subsidiaries, dated as of November 30, 2012.

10.1	Credit Agreement, dated as of April 10, 2012, among the Company, as borrower, the Guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swing line lender, and Wells Fargo Securities, LLC and Regions Capital Markets, as joint lead arrangers and joint bookrunners (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 13, 2012).

10.1A*	Master Assignment, Agreement, Amendment No. 1 and Waiver to Credit Agreement, dated as of November 30, 2012, among the Company, as borrower, the Guarantors party thereto, Wells Fargo Bank, National Association, as administrative agent, issuing lender and swing line lender, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBS Citizens, N.A., Fifth Third Bank and U.S. Bank National Association, as joint lead arrangers, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and RBS Citizens, N.A., as joint bookrunners, Bank of America, N.A. and Citizens Bank Of Pennsylvania, as co-syndication agents, Fifth Third Bank and U.S. Bank National Association, as co-documentation agents, and certain other lenders party thereto.

10.2*	Stockholder’s Agreement, dated as of November 30, 2012, between the Company and Mr. Johnsrud.

10.3*+	Executive Employment Agreement, dated as of November 30, 2012, between the Company and Mr. Heckmann.

10.4*+	Executive Employment Agreement, dated as of November 30, 2012, between the Company and Mr. Johnsrud.

23.1*	Consent of Hein & Associates LLP

23.2*	Consent of Brady, Martz & Associates, P.C.

99.1*	Audited consolidated balance sheets of Target for each of the three years for the period ending December 31, 2011, and the audited consolidated statements of income, member’s equity and cash flows of Target for each of the three years for the period ending December 31, 2011, and the notes related thereto, and unaudited consolidated balance sheets of Target for the nine months ending September 30, 2012, and the unaudited consolidated statements of income, member’s equity and cash flows of Target for the nine month period ending September 30, 2012, and the notes related thereto.

*	Filed herewith.
+	Compensatory plan, contract or arrangement in which directors or executive officers may participate.